                                                                     EXHIBIT 3.1


                       AMENDMENT TO AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT
                          OF SYNTHETIC INDUSTRIES L.P.

                         Dated as of November 11, 1986
                     Pursuant to Section 7(c)(xvi) thereof


                              B A C K G R O U N D

       SI Management L.P. (the "GENERAL PARTNER") desires to amend the Amended and Restated Limited Partnership Agreement dated as of November 11, 1986 of Synthetic Industries L.P. (the "AGREEMENT") pursuant to Section 7(c)(xvi) of the Agreement in order to comply with comments received from the Securities Division of the Tennessee Department of Commerce and Insurance. The Limited Partners have agreed, by their execution and delivery of the Agreement as Limited Partners that the amendments effected hereby shall be binding upon them and the Partnership. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

       NOW, THEREFORE, the Agreement is hereby amended as follows:

       1. The section of the Agreement entitled "Certain Definitions" is hereby amended by adding thereto the following definitions solely for the purpose of calculating in Section 5 hereof compliance with the Statement of Policy of the North American Securities Administrators Association, Inc. on Real Estate Programs adopted on November 20, 1986 (the "GUIDELINES"):

              "ACQUISITION EXPENSES" The total of all expenses paid by any party in connection with the Investment in Stock of the Synthetic Group, including, but not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals and accounting fees and expenses.

              "ACQUISITION FEES" The total of all fees and commissions paid by any party in connection with the Investment in Stock of the Synthetic Group, including, but not limited to, a Development Fee (except a Development Fee paid to a person other than the General Partner or its Affiliates) or any fee of a similar nature, however designated.

              "AFFILIATE" As defined in subparagraph 7(f)(v) hereof.

              "CASH FLOW" Program cash funds provided from operations of the Partnership after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements.

              "CASH AVAILABLE FOR DISTRIBUTION" Cash Flow less amounts set aside for restoration, increase or creation of reserves.
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                                                                               2

              "DEVELOPMENT FEE" A fee for packaging of properties acquired or to be acquired by the Partnership, including negotiating and approving plans and undertaking to assist in obtaining necessary financing for the Purchase Price of the Stock of the Synthetic Group, either initially or at a later date.

              "EQUITY LOAN" The loan in the amount of $64,000,000 obtained by the Partnership from IR Synthetic Credit Corp., the proceeds of which were used, among other things, to pay a portion of the Purchase Price of the Stock of Synthetic Group.

              "FRONT END FEES" Fees and expenses paid by any party for any services rendered during the Partnership's organizational or acquisition phase, including Organizational and Offering Expenses, Acquisition Fees, Acquisition Expenses, and any other similar fees however designated by the General Partner or its Affiliates.

              "INVESTMENT IN STOCK OF THE SYNTHETIC GROUP" The amount of Capital Contributions used, indirectly through payment of the Equity Loan, to pay a portion of the Purchase Price of the Stock of the Synthetic Group, including working capital reserves allocable thereto (except that working capital reserves in excess of 5% shall not be included), and other cash payments such as interest and taxes but excluding Front End Fees.

              "ORGANIZATIONAL AND OFFERING EXPENSES" Those expenses incurred in connection with and in preparing the offering of Interests pursuant to a private offering exemption from registration under Regulation D promulgated under Section 4(2) of the Securities Act of 1933, and for exemption or registration under the various state "Blue Sky" laws; and subsequently offering and distributing it to qualified investors, including sales commissions paid to broker-dealers in connection with distribution of the Interests, printing fees and "Blue Sky" filing and registration fees.

              "PURCHASE PRICE OF THE STOCK OF THE SYNTHETIC GROUP" The aggregate amount paid upon the purchase of stock of members of the Synthetic Group, including interest expense incurred (from November 8, 1986 and through December 4, 1986) in connection with such purchase of stock, and Acquisition Fees and satisfaction of outstanding loans and obligations of such companies, but excluding points and prepaid interest.

              "SYNTHETIC GROUP" Synthetic Industries, Inc., Polyweave Corporation and Synthetic Industries Limited.

       2.     Paragraph 7 is amended as follows:

              (a)    The seventeenth line of subparagraph 7(f)(ii) is amended
       and restated in its entirety to read: "broker-dealer selling the Interests."
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                                                                               3

              (b) The thirty-fourth and thirty-fifth lines of subparagraph 7(f)(ii) are amended and restated in their entirety to read: "securities laws violations, the party seeking indemnification."

              (c) The third line of subparagraph 7(f)(iii) is amended by deleting "any Corporation."

              (d) The sixth line of subparagraph 7(f)(iii) is amended by deleting "or any such Corporation."

              (e) The seventh line of subparagraph 7(f)(iii) is amended by deleting "each such Corporation."

              (f) The nineteenth line of subparagraph 7(f)(iii) is amended by deleting "or any Corporation."

              (g) The first and second lines of subparagraph 7(f)(v) are amended and restated in their entirety to read as follows: "'Affiliate' shall mean any person performing."

              (h) The first line of subparagraph 7(g)(i) is amended to replace "12(d)" by "12(e)."

              (i) The twelfth line of subparagraph 7(g)(i) is amended by deleting "and".

              (j) The thirteenth line of subparagraph 7(g)(i) is deleted in its entirety.

              (k) The fourteenth line of subparagraph 7(g)(i) is amended by deleting "sole General Partner."

              (l) Subparagraph 7(g)(ii) is amended and restated in its entirety to read as follows:

              "In the event that the General Partner is terminated pursuant to this subparagraph 7(g) or the General Partner voluntarily withdraws as a general partner, the Partnership shall have the option either: (i) to permit the General Partner to retain its entire Interest other than any interest transferred pursuant to subparagraph 7(g)(i) above (the "TRANSFERRED INTEREST") (the interest of the General Partner other than the Transferred
              Interest being referred to as the "REMAINING INTEREST"), or (ii)
              to purchase from the General Partner all of the interest of the General Partner except (A) the Transferred Interest and (B) a
              7.5% interest in the Partnership from and after receipt by the Partners of the Priority Return (the "RETAINED INTEREST") (the interest of the General Partner other than the Transferred
              Interest and the Retained Interest being referred to as the "PURCHASED INTEREST"). The Remaining
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                                                                               4

              Interest or the Retained Interest, as the case may be, shall automatically be converted to the interest of a Special Limited Partner, which shall be entitled to distributions pursuant to subparagraph 6(f) hereof to the extent of said interest, and no more, provided that it shall at a minimum be entitled to one-quarter of the distribution provided for in clause (iii) of subparagraph 6(f) and shall have no right otherwise to participate in distributions to the Limited Partners pursuant hereto or to participate in management of the affairs of the Partnership or to vote with the other Limited Partners, and the Special Limited Partner's interest shall be disregarded in determining whether action has been taken by the Limited Partners. The purchase price payable by the Partnership to the General Partner for the Purchased Interest, if any, shall be the appraised value of the Purchased Interest as determined in accordance with Section 12(j) and shall be payable in five equal annual installments of principal, commencing on the first anniversary of the effective date of such purchase, plus, if, and only if, the General Partner is terminated pursuant to this subparagraph 7(g), interest calculated at the annual rate, compounded daily, announced by Chemical Bank, New York, as its prime or reference rate, such rate to change as such prime or reference rate changes from time to time. The obligation of the Partnership to make such payment shall be evidenced by the Partnership's promissory note to the General Partner; provided, however, that the entire unpaid principal amount, together with all accrued and unpaid interest thereon, shall be immediately due and payable at the time of any Sale of Business or Public Offering; and provided, further, that, if, and only if, the General Partner has voluntarily withdrawn as a general partner, such promissory note shall be payable only to the extent of the distributions which the General Partner would have received had the Partnership not purchased the Purchased Interest."

              (m)    Subparagraph 7(h) is amended by:

                     (A) amending and restating the first sentence thereof to read in its entirety as follows:

                     "Upon the occurrence of any event described in
                     subparagraph 11(a)(iv), the Limited Partners having one hundred percent (100%) of the Interests of the Limited Partners who are then Partners in the Partnership shall have ninety (90) days after the occurrence of such event
                     to agree in writing to continue the business of the Partnership and to appoint, as of the date of the occurrence of such event, one or more additional general partners (the "NEWLY-APPOINTED PARTNER(S)"), in which event the Partnership shall not be dissolved"; and
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                                                                               5

                     (B) replacing the word "remaining" in the second sentence of subparagraph 7(h) and in subparagraphs 7(h)(i) and 7(h)(ii) by the words "Newly-Appointed Partner(s)."

              (n)    Subparagraph 7(i) is deleted in its entirety.

              (o)    Subparagraph 7(j) is renumbered Subparagraph 7(i).

       3.     Paragraph 11 is amended as follows:

              (a) The first line of subparagraph 11(a)(iii) is amended by deleting "all of the General Partner, concurred in by".

              (b) The third line of subparagraph 11(a)(iv) is amended by deleting "or 7(h)".

              (c) The third line of subparagraph 11(b) is amended by correcting "ahlal" to read "shall."

              (d) The eighth line of subparagraph 11(c) is amended and restated in its entirety to read:

              "cash and/or securities subject to any liabilities of the".

              (e) The tenth line of subparagraph 11(c) is amended by replacing the section reference after the word "subparagraph" to read "6(f)."

              (f) The eleventh line of subparagraph 11(c) is amended and restated in its entirety to read:

              "to this subparagraph is made in securities, the securities so".

       4.     Paragraph 12 is amended as follows:

              (a) The seventeenth line of subparagraph 12(d) is amended by deleting "7(h)".

              (b) Subparagraph 12(e) of the Agreement is hereby amended and restated to read in its entirety as follows:

              "(e)   The Balance Sheet of the Partnership as at the end of each fiscal year, as well as statements of income, of changes in financial position and of partners' equity for the year then ended shall be prepared by the Partnership and examined by the Partnership's accountants, and the General Partner shall furnish each Limited Partner with a copy of such statements and the report of such accountants, together with an unaudited statement of cash flow for such fiscal year, without reference to non-cash items such as depreciation, not later than March 31 following the end of such fiscal year."

              (c) Subparagraph 12(j) is amended and restated to read in its entirety as follows:

              "(j)   For the purposes of this Agreement, the appraised value of an Interest shall be determined by an independent appraiser of recognized professional standing who is in the regular business of appraising businesses similar to the Business. Such appraiser shall be selected, at the request of the General Partner, by any authorized representative of the American Arbitration Association or any successor organization thereto; provided, however, in the event of removal of the General Partner pursuant to subparagraph 7(g) the appraisal of the Purchased Interest of the General Partner shall be made jointly by an appraiser selected and paid for by the Limited Partners and an appraiser selected and paid for by the General Partner; provided, further, that in the event the appraisers referred to in the preceding proviso cannot agree upon a value for the Purchased Interest, the two appraisers shall appoint a third appraiser, at the expense equally of the General Partner, on the one hand, and the Limited Partners, on the other, whose determination shall be binding and conclusive. Except as otherwise provided in the preceding sentence, the appraisal made by such appraiser shall be binding and conclusive as between the selling Partner or Partners and the person purchasing such Interest. The cost of such appraisal shall be borne equally by the selling and purchasing parties, and by the latter, among themselves, in proportion to their respective shares, except that in the case of any transfer resulting from an event described in subparagraph 10(a), the entire cost of appraisal shall be borne by the selling Partner."

       5. In accordance with the Guidelines, a percentage of Capital Contributions must be committed to Investment in Stock of the Synthetic Group which is equal to the greater of: (a) 80% of the Capital Contributions reduced by .1625% for each 1% of financing of the Purchase Price of the Stock of the Synthetic Group. To calculate the percent of financing of the Purchase Price of the Stock of the Synthetic Group, in accordance with the Guidelines, the amount of financing is divided by the Purchase Price of the Stock of the Synthetic Group, excluding Front End Fees; the quotient is multiplied by .1625% to determine the percentage to be deducted from 80%. The following are examples of application of the formula using Capital Contributions of $1
Million in each case: (1) No financing -- 80% to be committed to Investment in Stock of the Synthetic Group; (2) 50% financing -- 50% x .1625% = 8.125%; 80% - 8.125% = 71.875% to be committed to Investment in Stock of the Synthetic Group;
(3) 80% financing -- 80 x .1625% = 13%; 80% - 13% = 67% to be committed to
Investment in Stock of the Synthetic Group. Pursuant to this formula, the percentage financed was 72.6%, calculated by dividing the amount financed of $137,887,000 by the Purchase Price of the Stock of the Synthetic Group,
excluding
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                                                                               7

Front End Fees, of $189,700,000; the minimum Investment in Stock of the Synthetic Group is 68.21%, computed by multiplying 72.6% x .1625% = 11.79% and subtracting 80% - 11.79% = 68.21%. The General Partner hereby represents to the Limited Partners that not less than 77.5% of the aggregate proceeds of the Capital Contributions of the Limited Partners made to the Partnership pursuant to the Equity Sale will be applied, for purposes of the Guidelines, toward Investment in Stock of the Synthetic Group, i.e., of the Capital Contributions of the Limited Partners of $78,400,000, at least $60,829,252, or 77.5%, will be used, through payment of the Equity Loan, to make such Investment in Stock of the Synthetic Group.

       6. Except as otherwise provided in this Amendment to Amended and Restated Limited Partnership Agreement, the Agreement shall remain in full force and effect without any other amendment, modification or alteration.

       IN WITNESS WHEREOF, the undersigned has executed this Amendment on May __, 1987, effective as of November 11, 1986.


                                       SI MANAGEMENT L.P.
                                       By: SI Management Service Corp.,
                                           general partner


                                           By
                                             -----------------------------------
                                              Name:
                                              Title:

       THE INTERESTS IN SYNTHETIC INDUSTRIES L.P. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE RESOLD UNLESS SUBSEQUENTLY REGISTERED UNDER SUCH ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. ADDITIONAL RESTRICTIONS ON TRANSFERABILITY ARE CONTAINED IN PARAGRAPH 9 OF THIS AGREEMENT.

                           SYNTHETIC INDUSTRIES L.P.
                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT


        AGREEMENT by and among SI MANAGEMENT L.P. (the "GENERAL PARTNER") as general partner (collectively with each person who shall at any time become a general partner, herein referred to as the "GENERAL PARTNER" or "GENERAL PARTNERS") and SI INVESTING CO. ("INITIAL LIMITED PARTNER"), as limited partner, and each person who shall at any time become a limited partner under this Agreement by executing a signature page hereof as a limited partner (such persons including the Initial Limited Partner are herein collectively referred to as the "LIMITED PARTNERS"). Dated as of November 11, 1986.

                                                  Dated as of November 11, 1986

       WHEREAS, the General Partner and the Initial Limited Partner have formed Synthetic Industries L.P. as a limited partnership under the laws of the State of Delaware by executing and delivering a Limited Partnership Agreement dated as of November 11, 1986 (the "ORIGINAL AGREEMENT") and causing a Certificate of Limited Partnership to be filed in the office of the Secretary of State of the State of Delaware;

       WHEREAS, the General Partner and the Initial Partner desire to amend and restate the Original Agreement as set forth herein; and

       WHEREAS, the General Partner and the Initial Limited Partner desire that Additional Limited Partners be admitted after the date hereof in reduction of the Interest (as hereinafter defined) of the Initial Limited Partner as contemplated hereby;

       NOW, THEREFORE, in consideration of the premises, the Partners hereby agree as follows:

                              CERTAIN DEFINITIONS

       For purposes of this Agreement, the following terms shall have the following respective meanings:

              "ACT" The Delaware Revised Uniform Limited Partnership Act, as amended.

              "ADDITIONAL LIMITED PARTNERS" Limited Partners, other than the Initial Limited Partner, admitted to the Partnership as a result of, or subsequent to, the Equity Sale.

              "BUSINESS" The acquisition, ownership and operation of the assets and business of Synthetic Industries, Inc., a converter of polypropylene resins into woven products, and such other ancillary and related businesses as the General Partner shall determine to be desirable.

              "CAPITAL ACCOUNT" The account maintained by the General Partners for each Partner pursuant to subparagraph 5(e) hereof.

              "CAPITAL CONTRIBUTION" The amount of cash contributed by the Partners to the Partnership in accordance with subparagraph 5(a).

              "CERTIFICATE" The Certificate of Limited Partnership and any amendment thereto required to be filed by the Partnership pursuant to the laws of the State of Delaware.

              "CODE" The Internal Revenue Code of 1986, as amended.

              "CORPORATION" As defined in subparagraph 7(c) - (xii) hereto.

              "DISTRIBUTIONS" Distributions of cash or other property made by the Partnership to the Partners from any source.

              "EQUITY SALE" The proposed sale by the Partnership of Units to Additional Limited Partners which shall be deemed to have commenced on the first day of the calendar month in which the first purchaser of an Interest is admitted to the Partnership pursuant to subparagraph 3(c) hereof and to have terminated on the first day of the calendar month in which the last purchaser of an Interest is admitted to the Partnership pursuant to subparagraph 3(c) hereof.

              "GENERAL PARTNER" The general partner or general partners, from time to time, of the Partnership, including SI Management L.P. and any additional or successor general partner or general partners.

                   "INITIAL LIMITED PARTNER" SI Investing Co.

              "INTEREST" The individual interest of each Partner in the Partnership.

              "LIMITED PARTNERS" The limited partner or limited partners, from time to time, of the Partnership, including the Initial Limited Partner and any additional or successor limited partner or limited partners admitted to the Partnership pursuant to the terms of this Agreement.

              "PARTNER" A partner in the Partnership.

              "PARTNERSHIP" Synthetic Industries L.P.

              "PRIORITY RETURN" As defined in subparagraph 6(d) hereof.

              "PUBLIC OFFERING" A transaction described in subparagraph 6(g) and 7(c) - (xii) hereof.

              "SCHEDULE OF PARTNERS' CONTRIBUTIONS" The Schedule attached to each counterpart of this Agreement setting forth the Capital Contribution and the Interest of the Partner(s) signatory to such counterpart.

              "TRANSFER" Any sale, transfer, gift, assignment or pledge or grant of a security interest, by operation of law or otherwise, in or of an Interest, excluding, however, any grant of such a security interest in favor of the Partnership or any lender or surety approved by the Partnership, and each of their assigns.

              "UNIT" An Interest in the Partnership, of a size described in the Confidential Memorandum distributed in connection with the Equity Sale, to be sold pursuant to the Equity Sale to investors who will become Additional Limited Partners.

                             FORMATION AND PURPOSE;
                         ADMISSION OF LIMITED PARTNERS

       1. The Partnership has been formed in accordance with the laws of the State of Delaware. The General Partner, on behalf of the Partnership, has caused to be executed and filed in the office of the Secretary of State of the State of Delaware a Certificate of Limited Partnership, and shall take such further action as it may deem necessary or proper to permit the Partnership to conduct business as a limited partnership in any state.

       2. The Partnership is called Synthetic Industries L.P. The address of the partnership will be c/o the General Partner at 666 Third Avenue, New York, New York 10017, or such other address as may be designated from time to time by the General Partner. The agent for service of process upon the Partnership shall be Delaware Corporate Organizers, Inc., 1105 North Market Street, P.O. Box 1347, Wilmington, New Castle County, Delaware 19899, or such other agent as may be designated from time to time by the General Partner. The registered office of the Partnership in the State of Delaware shall be c/o such agent for service of process or such other address as may be designated from time to time by the General Partner.

       3. (a) The term of the Partnership shall end on December 31, 2035, unless sooner terminated in accordance with this Agreement.

       (b)    The General Partner of the Partnership is SI Management L.P.

       (c) Subject to the provisions of Paragraph 9 relating to Transfers, each Limited Partner signatory to this Agreement shall become a Limited Partner upon the execution of a counterpart of this Agreement by such signatory and the General Partner.

       (d) To the extent that any Units are not sold in the Equity Sale, at the time of termination of the Equity Sale, SI Management Service Corp., the general partner of the General Partner, shall purchase such unsold Units or portion thereof and shall obtain an Interest as a Limited Partner equal to the Interests represented by the unsold Units. Upon termination of the Equity Sale, the Initial Limited Partner shall withdraw as a Limited Partner effective as of such date.

       (e) In the event that any Additional Limited Partner shall lawfully rescind his purchase of an Interest, the Interest of said rescinding Additional Limited Partner shall be reallocated to SI Management Service Corp. effective as of the date on which the Interest was sold to the rescinding Additional Limited Partner, and SI Management Service Corp. shall make a Capital Contribution equal to the sales price of the Units or portion thereof representing such Interest. The General Partner may use its best efforts to resell any such Interest on behalf of the Partnership at the sole cost and expense of the Partnership.

       4. The purposes of the Partnership shall be to engage in the Business and, directly or indirectly, through one or more subsidiaries, to own, operate, manage, finance, mortgage, sell and lease or otherwise dispose of the Business or any part thereof. In furtherance of the purposes of the Partnership, the Partnership shall have the power to do any and all other things whatsoever necessary or desirable in connection with the foregoing or otherwise contemplated by this Agreement.

                                 CONTRIBUTIONS

       5. (a) The Capital Contribution of each Partner signatory to this Agreement shall be as specified in the Schedule of Partners' Contributions attached to this counterpart and shall be made at the time he becomes a party to this Agreement.

       (b) No Partner shall be required or obligated to make any further contribution, except as provided in this Paragraph 5 and subparagraph 3(d) and 3(e) hereof, and except that upon the admission of Limited Partners as a result of the Equity Sale, the General Partner shall contribute additional capital to the Partnership so that the General Partner will have contributed an aggregate of 1% of the Capital Contributions of all Partners.

       (c) If a Partner advances any funds to the Partnership in excess of his Capital Contribution, such advances shall be treated as loans to the Partnership the rate per annum equal to 1% in excess of the rate announced from time to time by Chemical Bank, N.A. as its prime or reference rate, such rate to change as such prime or reference rate changes (but in no event more than the applicable maximum legal rate of interest).
Such loans shall be repaid before any Distributions are made to any of the Partners pursuant to Paragraph 6, but no such loans shall be repaid to any General Partner as long as the Partnership is indebted to any Limited Partner for any such loan. Notwithstanding the foregoing, no Limited Partner shall be required or obligated to make any such loans, and nothing in this subparagraph 5(c) shall prevent a Partner or an affiliate or affiliates of any Partner, with the consent of the General Partners, from making loans to the Partnership bearing interest in excess of the rate set forth above.

       (d) The General Partner is hereby authorized to complete or cause to be completed any items omitted from this Agreement, or the Schedules or Exhibits annexed or relating hereto, to reflect such omitted items, including, without limitation, the Capital Contribution and Interest and other information called for by the Schedule of Partners' Contributions attached to this counterpart, and to modify or correct any such Schedule or Exhibit or cause the same to be modified or corrected. Such completion, modification or correction may be made from time to time as and when the General Partner considers it appropriate in order to reflect the Agreement of the parties or the Capital Contributions made by, subscribed for or agreed to by the Partners. From time to time the General Partner may make or cause to be made a composite Schedule of Partners' Contributions and Interests based on the then current Capital Contributions, Interests and other information relating to the Partners, and such composite Schedule of Partners' Contributions and Interests shall be conclusive as to the Capital Contributions and Interest of each Partner absent manifest error.

       (e)    (i)    The General Partner shall maintain a capital account (the
       "CAPITAL ACCOUNT") for each Partner.

              (ii) Each Partner's Capital Account shall be credited with all Capital Contributions of such Partner to the Partnership and such Partner's allocable share of all Partnership profits, and shall be charged with all Distributions to such Partner and such Partner's allocable share of all Partnership losses.

              (iii) The foregoing provisions of this paragraph 5(e) are intended to comply with Treasury Regulation Section 1.704-1, and shall be interpreted and applied in a manner consistent with such Regulation.

                         DISTRIBUTIONS AND ALLOCATIONS

       6.     (a) (i)(A)    Except as provided in clause (B), below, prior to
              the admission of the last Additional Limited Partner pursuant to the Equity Sale, for all purposes including, without limitation, federal, state and local income tax purposes, income, gains, losses, deductions and credits shall be allocated 1% to the General Partner and 99% to the Initial Limited Partner.

                     (B) The Interests in the Partnership sold pursuant to the Equity Sale shall reduce the Interest held by the Initial Limited Partner.

              (ii) Notwithstanding any provision in this Agreement to the contrary, and notwithstanding the actual Capital Contribution of the Initial Limited Partner, until the date as of which purchasers of all Units are admitted to the Partnership as Limited Partners, the Initial Limited Partner shall be entitled to the aggregate percentage of all allocations and Distributions to be allocated or made to the Limited Partners pursuant to this Agreement not attributable to the Interests of purchasers of Units who have been admitted to the Partnership as Limited Partners prior to such date.

              (iii) The allocation to the Initial Limited Partner and to the General Partner as specified in this subparagraph is subject to adjustment pursuant to subparagraphs 7(a)(i), 7(c)(viii) and (ix), 7(g)(ii) and 10(b)(iii) and Paragraph 9.

       (b) The terms "PROFITS" and "LOSSES" shall mean, respectively, the net profits and the net losses of the Partnership for Federal income tax purposes, as determined by the General Partner and approved by the Partnership's accountants.

       (c)    (i)    Profits of the Partnership (other than gain recognized by
       the Partnership from the sale or other disposition of all or substantially all of its assets not in connection with establishment of a Corporation [a "SALE OF BUSINESS"], or upon liquidation and termination of the Partnership) shall be allocated among the Partners in the following manner:

                     (A) Prior to the admission of the last Additional Limited Partner pursuant to the Equity Sale, in the same proportions as cash or other property is distributable in accordance with the provisions of clause (ii) of subparagraph 6(f);

                     (B) Thereafter until the aggregate amount of Profits allocated to the Partners pursuant to this clause equals the aggregate amount of cash or other property distributed to the Partners pursuant to the provisions of clause (iii)(A) of subparagraph 6(f) in the same proportions as cash or other property is distributable in accordance with the provisions of clause (iii)(A) of subparagraph 6(f); and

                     (C) Thereafter, in the same proportions as cash or other property is distributable in accordance with the provisions of clause (iii)(B) of subparagraph 6(f).

              (ii) Losses of the Partnership shall be allocated among and charged to the Capital Accounts in the following manner and order of priority:

                     (A) First, to the Partners, pro rata, to the extent of and in proportion to any positive difference obtained by subtracting from their Capital Contributions the sum of (x) prior Losses allocated to such Partners in excess of Profits credited to such Partners pursuant to clause (i) of this subparagraph 6(c) and (y) Distributions made to such Partners pursuant to clause
              (iii)(A) of subparagraph 6(f) hereof;

                     (B) Second, pro rata to the Partners to the extent of, and in proportion to, their respective Capital Accounts; and

                     (C) Third, to the Partners in the same proportions as Profits are allocated in accordance with clause (i) of this subparagraph 6(c).

       (d) The "PRIORITY RETURN" shall be deemed to occur at such time as the amount distributed to the Partners shall have equaled the aggregate Capital Contributions of the Partners, plus a return of 6% per annum, compounded annually on the amount from time to time equal to the excess of the aggregate Capital Contributions of the Partners over the aggregate Distributions to the Partners.

       (e)    (i)    Except as set forth in clause (ii) of this subparagraph
       6(e), for purposes of Subchapter K of the Code, the distributive shares of the Partners in each item of Partnership taxable income and gains or losses, deductions and credits for any fiscal year of the Partnership shall be in the same proportions as their respective shares of Profits allocated under subparagraph 6(c) hereof, in fiscal years in which the Partnership has Profits and the distributive share of such items for any fiscal year of the Partnership will be in the same proportions as their respective shares of Losses allocated under subparagraph 6(c) hereof in fiscal years in which the Partnership has Losses.

              (ii) Any gain after the Equity Sale (including ordinary income) recognized by the Partnership upon a Sale of Business or upon the liquidation and termination of the Partnership shall be credited to the Partners (after giving effect to all charges and credits thereto for the then current fiscal year of the Partnership pursuant to subparagraphs 6(c), 6(e)(i) and 6(f) and all prior charges, credits and Distributions, if any, during such fiscal year of the Partnership pursuant to this clause (ii) of subparagraph 6(e), but not including any charges, credits or Distributions pursuant to this clause (ii) of subparagraph 6(e) with respect to the transaction pursuant to which the gain is then being allocated) and distributions shall be made as specifically set forth in this subparagraph 6(e)(ii) as follows:

       If the Capital Account of a Partner or Partners, including the Capital Account of a General Partner, has a debit balance, such gain (which shall first be the long-term capital gain portion thereof to the extent possible) shall be first credited to any such Partner or Partners whose Capital Account has a debit balance in the ratio of such respective debit balances, until the balance of each such Partner's Capital Account is equal to zero; then there shall be distributed to the Partners the amount of the balance in their Capital Accounts until the

       Priority Return shall have occurred; then, until the Priority Return shall have occurred, there shall be allocated to the Partners in the ratio of 99% to the Limited Partners (in accordance with the ratio of their Capital Contributions) and 1% to the General Partner an amount of long-term capital gain which, if the amount so allocated to the Limited Partners were thereupon distributed to them, would cause the Priority Return to have occurred, and such amount of long-term capital gain so allocated to the Partners shall be distributed. In the event that the amount of long-term capital gain so distributed is insufficient to cause the Priority Return to have occurred, there shall be allocated to Partners in the ratio of 99% to the Limited Partners (in accordance with the ratio of their Capital Contributions) and 1% to the General Partner an amount of short-term capital gain and ordinary income attributable to such sale (including the aggregate amount which would be treated as ordinary income under Section 1245 or Section 1250 of the Code) which, if the amount so allocated to the Limited Partners were distributed to them, would cause the Priority Return to have occurred, and such amount of short-term capital gain and ordinary income so allocated to the Partners shall be distributed to them. In the event that the Priority Return shall have been received prior to such sale, or shall have been received as a result of the allocations and distributions of the proceeds of such sale as set forth in the preceding two sentences, the balance, if any, of the gain shall be allocated so that first, the balance, if any, of the long-term capital gain shall be allocated to the least extent necessary to cause the aggregate Capital Accounts of the General Partner and of the Limited Partners to be in a ratio to each other of 30% for the General Partner and 70% for the Limited Partners (in accordance with the ratio of their Capital Contributions); second, the balance, if any, of the long-term capital gain shall be allocated 30% to the General Partner and 70% to the Limited Partners (in accordance with the ratio of their Capital Contributions); and, third, the balance, if any, of the gain which is short-term capital gain and ordinary income shall be allocated between the General Partner and the Limited Partners in the same ratio as the aggregate gain has been allocated without giving effect to this clause third.

       (f)    (i)    In addition to the Distributions specifically required to
       be made pursuant to subparagraph 6(e)(ii) hereof, from time to time, the General Partner shall determine the amount of cash or other property, including, without limitation, securities of a Corporation (as defined in subparagraph 7(c)(xii)), available for distribution to the Partners, taking into consideration the current financial condition of the Partnership, anticipated operating income and expenses, interest on and amortization of any debt of the Partnership, restrictions, if any, imposed on the Partnership from time to time, by its lenders, and those of its subsidiaries and affiliates, capital expenditures, working capital needs and such reserves as shall be deemed necessary and prudent by the General Partner. The General Partner shall, consistent with the foregoing and the restrictions, if any, imposed on the Partnership, from time to time, by its lenders, and those of its subsidiaries and affiliates, seek to maximize the amount of cash or other property available for distribution, provided that nothing in this subparagraph 6(f) shall be deemed to require the General Partner to sell the Business at any time.

              (ii) Prior to the Equity Sale distributions shall be made in accordance with Capital Accounts after the application of subparagraph 6(a)(i)(A) hereof.

              (iii) After the Equity Sale, and until immediately prior to the sale referred to in subparagraph 6(e)(ii) hereof, after such determination in clause 6(f)(i) has been made, Distributions shall be made (A) until the Priority Return shall have occurred as provided in subparagraph 6(d), 1% to the General Partner and 99% to the Limited Partners (in accordance with the ratio of their Capital Contributions); and (B) after the Priority Return shall have occurred as provided in subparagraph 6(d), 30% in the aggregate to the General Partners and in the aggregate 70% to the Limited Partner (in accordance with the ratio of their Capital Contributions).

              (iv) If property other than cash, including securities of a Corporation, is distributed to the Partners, then, for all purposes of this Agreement, including, without limitation, for the purpose of charging the Capital Accounts and determining whether the Priority Return has occurred, it shall be valued at its fair value as determined by the General Partner. The General Partner shall notify the Partners of the fair value of any such property at the time Distribution thereof is made.

              (v) After the Sale of Business or liquidation referred to in subparagraph 6(e)(ii) hereof, distributions shall be made pro rata in accordance with Capital Accounts (after taking into account the allocations in such subparagraph and subparagraph 6(c)(ii)).

       (g) Notwithstanding the provisions of this Paragraph 6, if the General Partner determines to cause the Partnership to engage in a transaction pursuant to which a Corporation (as defined in clause (xii) of subparagraph 7(c)) would make a public offering of its equity securities ("PUBLIC OFFERING"), the General Partner shall have the right to do all of the following:

              (i) in good faith, estimate the anticipated date of the Public Offering (the "ESTIMATED PUBLIC OFFERING DATE") and the results of the operations of the Business through the Estimated Public Offering Date, including estimates of the amount of cash which will be available for Distribution to the Partners during such period ("ESTIMATED CASH FLOW DISTRIBUTION");

              (ii) in good faith, estimate the cash, the value of other property, and the amount of securities (both equity and debt) the Partnership holds or would receive from the Corporation and the cash the Partnership would receive as a result of the Public Offering (which may include cash to be realized by the Corporation to be used to repay debt securities delivered to the Partnership in connection with the transaction and the net proceeds of the Corporation's equity securities, if any, to be sold by the Partnership as part of the Public Offering); and

              (iii) determine the amount of the Distributions to the Partners after the Estimated Public Offering Date, i.e., above the Estimated Cash Flow Distribution, which would cause the Priority Return to occur (the "ESTIMATED PRIORITY RETURN DISTRIBUTION").

       For purposes of subparagraphs 6(d) and 6(f), the Priority Return shall be deemed to have occurred as of the Estimated Public Offering Date if, by the 60th day following the closing date of the sale of the Corporation's securities offered in the Public Offering, the Partnership has made cash Distributions to the Partners equal to the sum of the Estimated Cash Flow Distribution and the Estimated Priority Return Distribution (the "FINAL PRIORITY RETURN DISTRIBUTIONS"), which Distributions shall be made to the Partners in accordance with clause (iii)(A) of subparagraph 6(f). Any other Distributions, whether in cash or property, including securities received from the Corporation, shall be made in accordance with clause (iii)(B) of subparagraph 6(f) at such time as the General Partner deems appropriate, even if such Distributions are made prior to the actual receipt by the Partners of all or a portion of the Final Priority Return Distributions.

       The General Partner shall have the right to revise the estimates referred to in clauses (i), (ii) and (iii) of this subparagraph 6(g) to account for any changes which become known to the General Partner in the assumptions made by the General Partner upon which such estimates were based, including, without limitation, delays in the commencement, or the closing date of the sale of the Corporation's securities offered in the Public Offering, or changes in the anticipated public offering price of the Corporation's securities. Unless, for any reason, the General Partner determines to abandon a proposed Public Offering, the estimates made by the General Partner pursuant to clauses (i),
(ii) and (iii) of this subparagraph 6(g), and the computations based thereon, shall be binding on the Partners for the purposes of this subparagraph 6(g) and subparagraphs 6(d) and 6(f), notwithstanding that the actual amounts of the items estimated differ in amount from such estimates.

       (h) Any item of income, gain, loss, deduction, or credit of the Partnership arising during any calendar month in which a purchaser of an Interest is admitted to the Partnership shall be allocated and credited to the Capital Account of such Limited Partner by treating such Limited Partner in accordance with subparagraphs 3(c) hereof as having made his Capital Contribution on the first day of the calendar month in which such Limited partner is admitted to the Partnership.

       (i) Any other provision of this Agreement notwithstanding, the General Partner shall at all times be entitled to not less than an aggregate of 1% of each item of income, gain, loss, deduction and credit.

       (j) The General Partner is also authorized to make such other and further special allocations as are permitted by law and are necessary, in its opinion, to insure that the allocation of Profits and Losses for tax purposes have substantial economic effect.

                                GENERAL PARTNER
                               POWERS AND DUTIES

       7. (a) Except as set forth in this Section 7(a), each General Partner shall have the power and right to:

              (i) transfer all or part of his Interest by will or intestacy if the remaining General Partner(s), if any, elects to continue the business of the Partnership pursuant to subparagraph 10(b); upon satisfaction of the conditions in subparagraphs 10(b) and (c), the transferee shall be admitted as a Limited Partner;

              (ii) engage in or possess any interest in other business ventures of every nature and description, independently or with others, including, but not limited to, those in competition with the operations of the Partnership, and neither the Partnership nor any other Partner shall, as a result of his interest in the Partnership, have any rights in or to such business venture or the income or profits derived therefrom.

       (b) The Partnership shall be managed by the General Partner, and the conduct of the Partnership's business shall be controlled and conducted solely by the General Partner subject to and in accordance with this Agreement. The General Partner shall devote such time to the affairs of the Partnership as is reasonably necessary for the performance by the General Partner of its duties (including its fiduciary duty to the Limited Partners).

       (c) In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement, each General Partner shall have and may exercise on behalf of the Partnership all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Partnership, subject to subparagraph 7(e). Such powers and rights, which shall be exclusive to the General Partner, shall include, without limitation, the power and right to:

              (i) manage the Business, including through persons employed by the General Partner for such purpose;

              (ii) execute such documents as it may deem necessary or desirable in connection with the management of the Business or for other Partnership purposes;

              (iii) acquire, sell, assign, finance, convey, lease, mortgage or otherwise dispose of all or any part of the Business;

              (iv)   borrow money;

              (v) perform or cause to be performed all of the Partnership's obligations under any Agreement to which the Partnership is a party or any obligations of the Partnership or otherwise in respect of any indebtedness secured in whole or in part by, or by lien on, or security interest in, any portion of the Business and/or other property of the Partnership;

              (vi) employ, engage, retain or deal with any persons, firms or corporations to act as managing agents, brokers, accountants or lawyers or in such other capacity as the General Partner may deem necessary or desirable, provided the compensation for such services is reasonable. The fact that a General Partner or an employee or affiliate of a General Partner or a Limited Partner is employed by, or is directly or indirectly affiliated or connected with, any such person, firm or corporation shall not prohibit the General Partner or the Partnership from employing or otherwise dealing with such person, firm or corporation;

              (vii) sign checks on Partnership bank accounts and execute and/or accept any instrument or agreement incident to the Partnership business and in furtherance of its purposes. Any such instrument or agreement so executed or accepted for the Partnership by a General Partner in its name shall be deemed executed and accepted on behalf of the Partnership by such General Partner;

              (viii) admit additional Limited Partners;

              (ix) admit one or more additional General Partners. In the event of the admission to the Partnership of additional General Partners, and except as otherwise expressly provided in this Agreement, the aggregate share of income, gains, losses, deductions and credits and of Distributions of the Partnership which are allocable to the General Partners pursuant to this Agreement shall, for so long as there is more than one General Partner, be allocated among the General Partners in such manner as the General Partners shall have agreed;

              (x) sue, defend, compromise, and settle lawsuits in the name of or on behalf of the Partnership;

              (xi) act as the Partnership's "tax matters partner," as defined in Section 6231(a)(7) of the Code, file tax returns, represent the Partnership in connection with all examinations of the Partnership's affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and make such elections under the Code, including, without limitation, adjustments pursuant to Section 754 of the Code, as it shall determine to be in the best interest of the Partnership (and, in such connection, each Limited Partner agrees to cooperate with the tax matters partner and to do all things reasonably requested by the tax matters partners, including, without limitation, refraining from taking action, if so requested); provided, however, that so long as SI Management L.P. is a General Partner, it shall act as the "tax matters partner" of the Partnership;

              (xii) effect a Public Offering of securities of a corporation (a "Corporation") owned in whole or in part, directly or indirectly, and controlled by, the Partnership (and to which any of the assets of the Partnership or another Corporation may have been transferred in anticipation of such Public Offering or otherwise); cause any Corporation to make, from time to time, one or more public offerings of its securities in addition to the offering specified above; and cause the Partnership to sell all or any portion of any Corporation's securities from time to time owned by the Partnership in any of such public offerings, provided, however, the General Partner shall not permit any Partner to sell all or a portion of the Corporation's securities in any such public offering without affording a similar opportunity to all Partners pro rata in accordance with the relative amounts of the Corporation's securities owned by the Partners;

              (xiii) subject to subparagraph 7(j), sell or otherwise transfer any or all of the assets of the Partnership or any Corporation, including, without limitation, by merger or dissolution of any such Corporation;

              (xiv) appoint persons to act as officers of the Partnership and delegate to such persons such authority to act on behalf of the Partnership and such duties and functions as the General Partner shall determine, including such duties as would normally be delegated to officers of a corporation holding similar offices;

              (xv) amend the provisions of Paragraph 6 of this Agreement if the Partnership is advised at any time by the Partnership's accountants or attorneys that the allocations of income, gains, losses, deductions, credits and distributions among Partners in accordance with Paragraph 6 hereof are unlikely to be respected for Federal income tax purposes either because of the promulgation of Treasury Regulations under Section 704 of the Code or other developments in the law, but only to the minimum extent necessary in accordance with the advice of such accountants or attorneys so as to maintain to the maximum extent possible the method of allocations and distributions provided in this Agreement. The General Partner shall be entitled to rely upon the advice of the Partnership's accountants or attorneys with respect to the matter referred to in this subparagraph 7(c)(xv) and shall incur no liability in connection with any such amendments of allocations or Distributions made in reliance thereon, and no such amendments or allocations or Distributions shall give rise to any claim or cause of action by any Limited Partner;

              (xvi) amend the provisions of this Agreement to delete or add any provisions required to be so deleted or added by a State "Blue Sky" commissioner or similar such official; provided, however, that no amendment shall be adopted pursuant to this subparagraph 7(c)(xvi) unless the adoption thereof (A) is consistent with the remainder of subparagraph 7(c) hereof, (B) does not affect the method of allocation of cash distributions or the method of allocation of Profits or Losses provided in Paragraph 6 hereof, except to the extent such amendment is permitted by subparagraph 7(c)(xv), (C) is for the benefit of, and not adverse to, the interests of the Limited Partners, and (D) does not affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for Federal income tax purposes;

              (xvii) without limiting the generality of any other power granted to the General Partner pursuant to this Agreement, to cause cash funds of the Partnership, the Company or any Affiliate to be deposited in non-interest bearing accounts at banks with which Integrated Resources, Inc. and/or its Affiliate maintain banking relations, including banks from which Integrated Resources, Inc., and/or its Affiliates borrow funds and with which informal arrangements exist pursuant to which Integrated Resources, Inc., and/or its Affiliates maintain compensating balances. Each Partner consents to the maintenance of such banking arrangements and to the realization by Integrated Resources, Inc. and/or its Affiliates of any benefits resulting from treatment by such banks of the Partnership's, the Company's or such Affiliate's funds deposited in such accounts as being applicable towards the informal compensating balance arrangements of Integrated Resources, Inc. and/or its Affiliates;

              (xviii)       without limiting the generality of any other power
       granted to the General Partner pursuant to this Agreement, to cause cash funds of the Partnership, the Company or any Affiliate to be utilized to purchase shares in money market funds sponsored by Integrated Resources, Inc. and/or its Affiliates, on the same terms and conditions which third parties purchase shares of such money market funds. Each Partner acknowledges that Integrated Resources, Inc. and/or its Affiliates will earn its customary fees as sponsor of such money market funds and that it is possible that such funds may have a lower rate of return than other money market funds. Each Partner consents to such arrangements and to the realization by Integrated Resources, Inc. and/or its Affiliates of the benefits resulting therefrom;

              (xix) appoint one or more attorneys-in-fact authorized pursuant to general or limited powers of attorney, as the General Partner shall deem appropriate, to act on behalf of the Partnership with the same authority as may be exercised by the General Partner thereunder; and

              (xx) perform any other act deemed by the General Partner to be necessary or appropriate to the business of the Partnership.

       (d) The General Partner shall, at all times during the term of the Partnership, accurately record or cause to be recorded each transaction of the Partnership, including all transactions relating to the operation of the Business, and keep or cause to be kept full and accurate books of the Partnership. Such books, and a certified copy of the Certificate and amendments thereto, shall be open for reasonable inspection and examination by the Limited Partners or their duly authorized representatives.

       (e) The General Partner shall be responsible for the management of the affairs of the Partnership, operation of the business of the Partnership, and performance of the duties described in this Paragraph 7.

       (f)    (i)    Subject to the limitations set forth in clauses (ii)
       through (v) of this subparagraph 7(f), all expenses incurred by the Partnership shall be paid by the Partnership. A General Partner shall be entitled to reimbursement from the Partnership for reasonable, documented, out-of-pocket expenses incurred by it on behalf of the Partnership; provided that expenses incurred by a General Partner in the ordinary course of its business as a General Partner of the Partnership, including expenses in respect of the employees of any General Partner or in respect of the other normal overhead expenses of any General Partner, shall not be reimbursed.

              (ii) The General Partner and its Affiliates (as defined in subparagraph 7(f)(v) below) shall not be liable, responsible or accountable in damages or otherwise to the Partnership, any Corporation or any Partner, and the General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement, sustained by it in connection with the Partnership or any Corporation, provided that the General Partner or its Affiliates in good faith determine that such course of conduct was in the best interest of the Partnership and that such course of conduct did not constitute negligence or misconduct on its or their part. Notwithstanding the foregoing, the General Partner, its Affiliates and any person acting as a broker-dealer with respect to the sale of Interests shall not be indemnified by the Partnership or any Limited Partner for any losses, liabilities or expenses arising under federal or state securities laws unless: (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or (3) a court of competent jurisdiction either approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made or approves indemnification of litigation costs if a successful defense is made. In any claim for indemnification for federal or state securities law violations with respect to the sale of Interests, the party seeking indemnification shall apprise the court of the position of the Securities and Exchange Commission and any applicable state securities regulatory authority, including, without limitation, the Massachusetts Securities Division, with respect to the issue of indemnification for securities law violations.

              (iii) In the event that any action, suit or proceeding is instituted against the Partnership, any Corporation or any General Partner or any of their Affiliates with respect to the business, assets, liabilities or activities of the Partnership or any such Corporation, the Partnership and each such Corporation, General Partner or Affiliate may obtain separate legal counsel and other expert assistance to defend or assist in defending any such action, suit or proceeding. Each such General Partner or Affiliate shall have advanced to it by the Partnership, at its request, funds for payment of all expenses and costs reasonably incurred in connection with the defense of any action, suit or proceeding only if (1) such action, suit or proceeding relates to the performance of duties or services by the General Partner or Affiliate thereof of the behalf of the Partnership or any Corporation; and (2) such action, suit or proceeding is initiated by a third party who is not a Limited Partner of the Partnership; and (3) such General Partner or Affiliate, as the case may be, undertakes to repay the advanced funds to the Partnership, without interest, if it is determined that such General Partner or Affiliate is not entitled to indemnification under this Paragraph. No General Partner or Affiliate shall be advanced funds from the Partnership for legal expenses and other related costs incurred as a result of any legal action, suit or proceeding initiated by a Limited Partner of the Partnership against such General Partner or Affiliate.

              (iv) The Partnership shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures any party against any liability the indemnification of which is not permitted under this Paragraph.

              (v) "AFFILIATE" for purposes of this subparagraph 7(f) only shall mean any person performing services on behalf of the Partnership who, (w) directly or indirectly controls, is controlled by or is under common control with a General Partner; or (x) owns or controls ten percent (10%) or more of the outstanding voting securities of a General Partner; or (y) is an officer, director, partner or trustee of a General Partner; or (z) if a General Partner is an officer, director, partner or trustee, is any company for which such General Partner acts in any such capacity.

       (g)    (i)    Subject to subparagraph 12(d) hereof, if at any time after the admission of Limited Partners pursuant to the Equity Sale, Limited Partners whose Interests in the aggregate exceed fifty percent (50%) of the Interests of all Limited Partners determine in their discretion that a General Partner is not fully performing its powers, duties and obligations in the best interest of the Partnership, or that it is otherwise in the best interest of the Partnership to do so, they may, at a meeting convened in accordance with subparagraph 12(d) hereof, remove such General Partner from such office, and, in the event the removed General Partner is the sole General Partner, the Limited Partners holding 100% of the Interests of the Limited Partners may designate a successor general partner. In the event of such removal, (A) such General Partner shall cease to function as such but shall continue to be entitled to receive Distributions pursuant to clause (iv) of subparagraph 6(f) after the Partners have received the Priority Return and clause (vi) of subparagraph 6(f), and (B) the Partners shall be required to transfer to the successor general partner no less than a 1% Interest in the Partnership for the value of such Interest as determined in accordance with Paragraph 12(j) hereof, which Interest shall be allocated from the removed General Partner and the Limited Partners (and from each of the Limited Partners pro rata based on their respective Capital Contributions), respectively, as follows: prior to the receipt by the Partners of the Priority Return, 1% of such interest from the removed General Partner and 99% of such interest from the Limited Partners, and, after the receipt by the Partners of the Priority Return, 30% of such interest from the removed General Partner and 70% of such interest from the Limited Partners.

              (ii) In the event that the General Partner is terminated pursuant to this subparagraph 7(g) and retains any interest in the Partnership, its interest shall automatically be converted to the interest of a Special Limited Partner, which shall be entitled to distributions pursuant to subparagraph 6(f) hereof to the extent of said interest, and no more, provided that it shall at a minimum be entitled to the distribution provided for in clause (iii) of subparagraph 6(f) and shall have no right otherwise to participate in distributions to the Limited Partners pursuant hereto or to participate in management of the affairs of the Partnership or to vote with the other Limited Partners, and the Special Limited Partner's interest shall be disregarded in determining whether action has been taken by the Limited Partners.

       (h) Upon the occurrence of any event described in subparagraph 11(a)(iv) at a time when there is more than one General Partner, the remaining General Partner or General Partners shall have sixty (60) days after the occurrence of such event to elect to continue the business of the Partnership (such election requiring the unanimous consent of the remaining General Partners), during which period the Partnership shall not be dissolved. If the remaining General Partner or General Partners elect to continue the business of the Partnership, the Partnership shall be continued and the following provisions shall apply:

              (i) In the event of the bankruptcy or insolvency of a General Partner which is not discharged or vacated within (90) days from the date thereof, or the dissolution of a General Partner, the remaining General Partner or General Partners shall succeed pro rata, in proportion to their respective proportionate Interests, to the Interest of the bankrupt, insolvent or dissolved General Partner and the latter shall not be entitled to any compensation for its Interest.

              (ii) In the event of the retirement or resignation of a General Partner, unless such event shall occur as the result of the Transfer of the Interest of such General Partner in accordance with the provisions of this Agreement, the remaining General Partner or General Partners so electing to continue the business of the Partnership shall succeed pro rata, in proportion to their respective Interests, to the Interest of the retiring or resigning General Partner, and the latter shall not be entitled to any compensation for its Interest.

              (iii) In the event of the death of a General Partner, the provisions of subparagraph 7(a)(i) shall apply. In the event of the insanity of a General Partner, the legal representative of the insane General Partner shall be considered the transferee of the insane General Partner by intestacy, and the provisions of subparagraph 7(a)(i) shall apply.

       (i) Subparagraph 7(h) hereof shall not apply to matters as to which subparagraph 7(g) specifically applies.

       (j) Notwithstanding the general grant of authority to the General Partner in subparagraph 7(c), subject to subparagraph 12(d) hereof, after the Equity Sale, the General Partner, without the consent, approval or ratification of two-thirds in Interest of the Limited Partners, may not cause the Partnership or a Corporation, as the case may be, to sell, exchange, mortgage, pledge, transfer, finance or refinance all or substantially all of the assets of the Partnership or such Corporation, as the case may be, other than in the ordinary course of the business of the Partnership or such Corporation, as the case may be, or in connection with the establishment of a Corporation wholly-owned, directly or indirectly, by the Partnership, or to sell additional Interests in the Partnership, unless the General Partner shall have given the Limited Partners 30 days notice of its intention to enter into such a sale, exchange, mortgage, pledge, transfer, financing or refinancing, or sale of Interests to persons who, upon purchase, would become limited partners and the Limited Partners shall not have obtained the opinion of counsel described in subparagraph 12(d). In the event of any sale of such additional Interests, whether or not consent of the Limited Partners is obtained or is not required, the General Partner shall be required to offer to sell such interests to the Limited Partners on a pro rata basis prior to any offer to persons who are not Limited Partners.

                                LIMITED PARTNERS
                          RESTRICTIONS AND LIMITATIONS

       8. (a) No Limited Partner shall take part in the management or control of the business of the Partnership. Limited Partners shall have no rights other than those provided for herein or granted by law where not inconsistent with a valid provisions hereof.

       (b) In no event shall any Limited Partner be liable to pay for any loss beyond the amount of his Capital Contribution, nor shall he be personally liable for any debts of the partnership. Each Limited Partner understands, however, that, to the extent required by applicable partnership law, if he receives the return in whole or in part of his Capital Contribution, he may be liable to the Partnership for any sum, not in excess of the amount so returned with interest, necessary to discharge the Partnership's liabilities to all creditors who extended credit or whose claims arose before such return.

       (c) No Limited Partner shall have (i) the right to withdraw or reduce his Capital Contribution except as provided in this Agreement or (ii) except pursuant to subparagraph 5(c), priority over any other Limited Partner either as to return of capital or as to income, gains, losses, deductions or credits of the Partnership.

       9. (a) A Limited Partner may not Transfer his Interest in the Partnership or any part thereof except as permitted in this Agreement, and any act in violation of this Paragraph 9 shall not be binding upon or recognized by the Partnership regardless of whether any General Partner shall have knowledge thereof.

       (b) Except as hereinafter provided in subparagraph 9(d), no Transfer by a Limited Partner of all or any part of his Interest or of his right to receive Distributions when made shall be effective, nor shall any proposed transferee of all or any part of his Interest be admitted to the Partnership as a Limited Partner or be entitled to receive Distributions from the Partnership applicable to the Interest acquired by reason of such Transfer, unless:

              (i) the transferor has executed and delivered to the General Partner an assignment in form satisfactory to the General Partner; and

              (ii) the written consent of the General Partner to such Transfer has been obtained, which consent may be withheld in the complete discretion of the General Partner.

       (c) No consent by the General Partner to any Transfer of all or any part of a Limited Partner's Interest or to the admission of a proposed transferee as a Limited Partner in the Partnership shall be effective unless:

              (i) the transferee executes and delivers to the General Partner an undertaking of the transferee to be bound by all the terms and provisions of this Agreement, and such other instruments as may be required by law, and, where the transferee is to be admitted as a Limited Partner, a counterpart of this Agreement;

              (ii) the transferee executes and delivers to the General Partner a confirmation that the proposed transferee is acquiring the Interest for his own account, for investment only and not with a view toward the resale or distribution thereof; and

              (iii) if requested by the General Partner, the transferee executes and delivers to the General Partner an undertaking to pay all reasonable expenses incurred by the Partnership in connection with the Transfer, including, but not limited to, the cost of preparing, filing and publishing such amendments to the Certificate as may be required by law.

       (d) Notwithstanding the provisions of subparagraph 9(b), any Limited Partner may, without obtaining the General Partner's consent, transfer all or any part of his Interest by will or intestacy; provided, however, that in no event shall such Transfer be deemed effective to entitle the transferee to be admitted as a Limited Partner unless and until all the conditions of subparagraphs 9(b) and (c) are complied with.

       (e)    Anything to the contrary contained herein notwithstanding:

              (i) No Transfer of an Interest may be made in any 12 month period by a Limited Partner if such Transfer, when added to all other Transfers of Interests by Partners which have already taken place in such period, would represent a Transfer by Partners who have made Capital Contributions aggregating forty-nine (49%) per cent or more of the aggregate Capital Contributions of all Partners. This limitation is herein referred to as the "forty-nine (49%) per cent limitation".

              (ii) Subparagraph 9(e)(i) hereof shall not apply to a Transfer by gift, bequest or inheritance, or to a Transfer to the Partnership in liquidation of a Partner's Interest pursuant to subparagraph 9(e)(iii), and, for purposes of the forty-nine (49%) per cent limitation, any such Transfer shall not be treated as such.

              (iii) If, after the forty-nine (49%) per cent limitation is reached in any 12 month period, a Transfer of an Interest would otherwise take place by operation of law, or if any Transfer of an Interest would otherwise take place by operation of law which would cause a violation of the forty-nine (49%) per cent limitation (but not including any Transfer referred to in subparagraph 9(e)(ii) hereof), then, unless the General Partner rejects such Transfer pursuant to subparagraph 9(e)(iv), said Interest shall be deemed transferred by the transferor to the Partnership in liquidation of said Interest immediately prior to the date on which such Transfer would otherwise have taken place for a price equal to the fair market value of said Interest on the date on which such Transfer would otherwise have taken place. The price shall be paid within ninety (90) days after the date on which such Transfer is deemed to have occurred. If the General Partner and the transferor do not agree upon the fair market value of the Interest, the liquidation price shall be the appraisal value thereof, determined in accordance with Paragraph 11. The liquidation price shall be paid in cash within thirty (30) days after such determination.

              (iv) Notwithstanding the provisions of subparagraph 9(e)(iii), the General Partner shall have 90 days after receipt of notice or obtaining actual knowledge of a Transfer described in subparagraph 9(e)(iii) to determine, in its discretion, whether to reject any such Transfer to the Partnership in liquidation of such Interest. The General Partner shall notify the transferring Partner of its determination within said 90 day period.

       (f) Each Limited Partner hereby indemnifies the Partnership and each Partner against any and all loss, damage or expense (including, without limitation, tax liabilities or loss of tax benefits) arising, directly or indirectly, as a result of any Transfer or purported Transfer by that Limited Partner in violation of any provision contained in this Paragraph 9. Each Limited Partner also indemnifies and holds harmless the Partnership, the General Partner, any corporation or entity affiliated with any of the above, the officers, directors and employees of any of the foregoing and any professional advisors thereto from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys' fees, to which the Partnership or any such person may be put or which it may incur by reason of or in connection with any misrepresentation made by the Limited Partner, any breach of any of his warranties or his failure to fulfill any of his covenants or agreements under this Agreement. Moreover, with respect to any action to which the General Partner is a party, the Partnership shall indemnify and hold harmless the General Partner, provided its actions were taken in good faith and did not involve misconduct or negligence.

       (g) No Limited Partner shall have the right to bring an action for partition against the Partnership.

       10. (a) The Interest of a Limited Partner shall be deemed offered for sale to a purchaser designated by the General Partner upon the happening of any of the following events:

              (i) a petition under any bankruptcy, insolvency or reorganization law or statute having been filed by such Limited Partner or such Limited Partner having made an assignment for the benefit of creditors, having admitted in writing his inability to pay his debts as they mature or having been adjudicated a bankrupt; or

              (ii) a petition under any bankruptcy, insolvency or reorganization law or statute having been filed against such Limited Partner and not having been dismissed within ninety (90) days from the date of such filing; or

              (iii) a receiver having been appointed to manage such Limited Partner's property; or

              (iv) a creditor of such Limited Partner having attached his Interest, and such attachment not having been discharged or vacated within ninety (90) days from the date it became effective.

       The General Partner shall have ninety (90) days after receipt of notice or actual knowledge of the occurrence of any of the foregoing within which to designate such a purchaser and transmit written notice thereof to such Limited Partner. If the General Partner does not make such designation within ninety
(90) days, as aforesaid, the offer shall be deemed withdrawn. The purchase price for such Interest in the case of (i), (ii), (iii) or (iv) above shall be its appraised value as determined in accordance with Paragraph 12(j). The purchaser shall tender to the selling Limited Partner the purchase price, in cash, within ten (10) days after such determination. Upon tender of payment of the purchase price to the selling Limited Partner, his Interest shall be deemed transferred to the aforesaid purchaser.

                                  DISSOLUTION

       11. (a) Except as otherwise herein provided, the Partnership shall be dissolved upon the earliest of:

              (i)    the expiration of its term as provided in this Agreement;

              (ii) the sale or other disposition of all or substantially all of the assets of the Business (other than to a Corporation);

              (iii) a determination by all of the General Partner, concurred in by the written consent of Limited Partners whose Interests in the aggregate exceed fifty percent (50%) of the Interests of the Limited Partners who are then Partners of the Partnership, to dissolve the Partnership; or

              (iv) subject to the provisions of subparagraphs 7(g) and 7(h), the removal, pursuant to subparagraphs 7(g) or 7(h), retirement, death, dissolution, insanity or resignation of a General Partner, or the bankruptcy or insolvency of a General Partner which is not discharged or vacated within ninety (90) days from the date thereof.

       (b) Upon dissolution, all certificates or notices thereof required by law shall be filed and the Partnership business shall be concluded as hereinafter provided.

       (c) Upon dissolution, unless the business of the Partnership is continued pursuant to subparagraph 11(e), all property of the Partnership, including, without limitation, securities held by the Partnership in any Corporation, to the extent available after payment or making provision for payment, when due, of any debts of the Partnership, shall be distributed to the Partners in cash and/or in kind subject to any liabilities of the Partnership, in accordance with the provisions of subparagraph 6(f). In the event a Distribution pursuant to this subparagraph is made in kind, the property so distributed shall be valued at its fair value for the purpose of charging the Capital Accounts of the Partners and determining whether the Priority Return has occurred, and, for the purpose of determining gain or loss to be allocated among the Partners as provided in this Agreement, shall be deemed to have been sold for cash for its fair value.

       (d) The Partnership shall prepare and furnish to each Partner a statement setting forth the assets and liabilities of the Partnership as of the date of complete liquidation. Upon complete liquidation of the Partnership property, the Limited Partners shall cease to be such and the General Partner shall execute, acknowledge and cause to be filed all certificates necessary to terminate the Partnership.

       (e) Upon the occurrence of any of the events specified in subparagraph 11(a)(iv), if for any reason the business of the Partnership is not continued pursuant to subparagraph 7(g) or 7(h), then, and in such event, the Limited Partners having one hundred (100%) percent of the Interests of the Limited Partners who are then Partners of the Partnership may elect within one hundred and twenty (120) days of the occurrence of any such event to form a new limited partnership on substantially identical terms to the Partnership to carry on the business of the Partnership and may, by unanimous vote or action, select a general partner or such new limited partnership. In such event, the general partner of such new limited partnership shall succeed to the Interest of the General Partner or General Partners, in which event the general partner of such new limited partnership shall pay each General Partner whom he succeeds an amount equal to the appraised value of the Interest of such General Partner. The new limited partnership shall succeed to all rights and assets of the Partnership subject to all liabilities of the Partnership. Each Limited Partner shall be a limited partner of any limited partnership formed pursuant to this paragraph and agrees to execute all documents and take such further action as may be necessary in connection therewith. Until such time as the new limited partnership agreement is executed by all of the partners, this Agreement shall continue to be binding on all of the Limited Partners; and upon execution of a declaration to be bound by the terms of this Agreement and delivery of such declaration to any Limited Partner, the general partner of such new limited partnership shall succeed to all the rights and liabilities of the General Partner under this Agreement.

                               GENERAL PROVISIONS

       12. (a) Each General Partner may also be a Limited Partner in the Partnership.

       (b) Each Limited Partner irrevocably constitutes and appoints each General Partner acting singly, with full power of substitution, as his true and lawful attorney in his name, place and stead to make, execute, acknowledge, deliver, swear to, record, and file:

              (i)    any counterparts of this Agreement;

              (ii) any certificate of limited partnership required by law or considered necessary or desirable by the General Partner, and all amendments thereto, including, but not limited to, (A) any amendments reflecting the admission of a signatory to this Agreement or a counterpart thereof as a Partner in the Partnership, and (B) any amendment reflecting any increase in the Capital Contribution of a Partner;

              (iii) all certificates and other instruments necessary to qualify or continue the qualification of the Partnership in the states where it may be doing business;

              (iv) all assignments, conveyances or other instruments or documents necessary to effect the dissolution of the Partnership;

              (v) all other filings with agencies of the federal government, of any state or local government, or of any other jurisdiction which the General Partner considers necessary or desirable for Partnership purposes;

              (vi) any changes in this Agreement as are required in the judgment of the General Partner in order to comply with the laws of the United States, including, without limitation, the Code, the State of Delaware and/or any other state in which the Partnership transacts business; and

              (vii) any and all documents and instruments relating to the incorporation of a Corporation or a public offering of the Corporation's securities, including a Public Offering.

It is expressly intended by each Partner that said power of attorney is coupled with an interest, that it shall be irrevocable; and that it shall survive the dissolution, death or incapacity of such Partner or the transfer by such Partner of the whole or any part of his Interest. The General Partner will not be required to deliver to any Limited Partner a copy of each document filed with the Secretary of State of the State of Delaware pursuant to the Act.

       (c) All notices or offers required or permitted pursuant to this Agreement shall be in writing and shall be deemed to be sufficiently given or served for all purposes when presented personally or sent by registered mail:

              (i) to the Partnership or the General Partner at the address of the General Partner shown on the Schedule of Partners' Contributions attached hereto, or to such other address or addresses as the General Partner may hereafter specify by notice to the Partners; or

              (ii) to any Limited Partner at its address specified in the Schedule of Partners' Contributions attached hereto, or as any Limited Partner may hereafter specify by notice to the Partnership.

       (d) Except as provided below, meetings of the Partners may be called by the General Partner, or by the Limited Partners holding more than ten percent (10%) of the then outstanding Interest for any matters for which the Partners may vote as set forth in this Agreement or for a report from the General Partner on matters pertaining to the Partnership business and activities. Within seven (7) days after receipt of a written request, either in person or by registered mail, stating the purpose of the meeting, the General Partner shall mail to all Partners written notice of the place and purpose of such meeting to be held on a date not less than fourteen (14) nor more than twenty-eight (28) days after receipt of said request. Anything in this Agreement to the contrary notwithstanding, the rights of the Limited Partners as outlined in this subparagraph 12(d) and in subparagraphs 7(g), 7(h) and 12(h)(ii) shall not come into existence or be effective in any manner unless and until (a) the Partnership has received an unqualified opinion of counsel of recognized standing, which counsel is selected by Limited Partners whose aggregate Interests exceeds 10% of the aggregate Interests of all of the Limited Partners ("SPECIAL COUNSEL"), and which opinion is affirmatively approved in writing by the same percentage in Interest of the Limited Partners as is required to take the action to which the opinion relates, as to the legality of such action, and (b) either (i) the Partnership has received an opinion of Special Counsel, which opinion is affirmatively approved in writing by the same percentage in Interest of the Limited Partners as is required to take the action to which the opinion relates, that such action may be effected without subjecting any Limited Partner to liability as a general partner under the laws of the State of Delaware or of any other jurisdiction in which the Partnership is doing business, or (ii) a court or courts having appropriate jurisdiction has entered a judgment to the foregoing effect, and (c) either (i) the Partnership has received an opinion of Special Counsel, which opinion is affirmatively approved in writing by the same percentage in Interest of the Limited Partners as is required to take the action to which the opinion relates, that such action may be effected without changing the Partnership's status for tax purposes, or (ii) either a court having appropriate jurisdiction has entered a judgment, or the Internal Revenue Service has issued a ruling, to the foregoing effect.

       (e) An annual statement showing the income, expenses, assets and liabilities of the Partnership at the end of the fiscal year shall be prepared by the General Partner and examined by the Partnership's accountants, and the General Partner shall furnish each Limited Partner with a copy of such statement not later than the March 31 following the end of such fiscal year.

       (f) Unless and until otherwise determined by the General Partner, the fiscal year of the Partnership shall be the calendar year, except in the year the Partnership commences or, if the Partnership terminates for any reason, in the year of termination, in which cases the then current fiscal year shall either begin on the date of commencement or end on the date of such termination, as the case may be. The Partnership shall use the method of accounting directed by the General Partner.

       (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

       (h)    (i)    This Agreement constitutes the entire agreement among the
       Partners concerning the subject matter hereof. No covenant, representation or condition not expressed in this Agreement shall affect or be effective to interpret, change, or restrict the express provisions of this Agreement. The provisions of this Agreement may not be modified or waived except by written agreement executed by the parties to be bound thereby.

              (ii) Notwithstanding the foregoing, subject to subparagraph 12(d), this Agreement shall be amended upon the written request of Limited Partners whose Interests in the aggregate exceed fifty percent (50%) of the Interests of the Limited Partners who are then Partners in the Partnership setting forth the terms of the amendment so requested. Amendments made upon the request of such majority in Interest of the Limited Partners shall be made in accordance with the terms set forth in such written request, provided, however, that no such amendment shall in any way (A) alter, modify or expand the rights, obligations and liabilities of a General Partner without the consent of all General Partners, (B) alter or modify the percentage of Distributions or the Distributions allocated to each Partner, (C) increase the liability or the required Capital Contribution of any Partner without the consent of such Partner, (D) diminish the rights, obligations and liabilities of any Limited Partner without the consent of such Limited Partner, or (E) amend the specific rights granted to the Limited Partners herein.

       (i) The Partners will execute and deliver such further instruments and do such further acts and things as may be required to carry out the purpose and intent of this Agreement.

       (j) For the purposes of this Agreement, the appraised value of an Interest shall be determined by an independent appraiser of recognized professional standing who is in the regular business of appraising businesses similar to the Business. Such appraiser shall be selected, at the request of the General Partner, by any authorized representative of the American Arbitration Association or any successor organization thereto. The appraisal made by such appraiser shall be binding and conclusive as between the selling Partner or Partners and the person purchasing such Interest. The cost of such appraisal shall be borne equally by the selling and purchasing parties, and by the latter, among themselves, in proportion to their respective shares, except that in the case of any transfer resulting from an event described in subparagraph 10(a), the entire cost of appraisal shall be borne by the selling Partner.

       (k) Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the Partners and their successors, personal representatives, heirs and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

       (l) This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes constitute one Agreement, binding on all the Partners, notwithstanding that all Partners are not signatories to the same counterpart. All references herein to this Agreement are deemed to refer to all such counterparts.

       (m) Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

       IN WITNESS WHEREOF, this Agreement has been executed by the Partners as of the day and year first above written.


                                      GENERAL PARTNER:

                                      SI MANAGEMENT L.P.
                                      By:  SI Management Service Corp.,
                                           general partner


                                           By
                                             --------------------------------


AGREED AND
CONSENTED TO:
                                      LIMITED PARTNERS:

                                      INITIAL LIMITED PARTNER:

SI MANAGEMENT                         SI INVESTING CO.
SERVICE CORP.


By                                    By
  -------------------------------       ----------------------------------






                                      Each person having executed a signature
                                      page attached hereto.

                      SCHEDULE OF PARTNERS' CONTRIBUTIONS
                              (Before Equity Sale)

                                                                         Initial Allocation
                                                 Capital Contribution        of Profits
                                                 --------------------    ------------------
GENERAL PARTNER:

NAME:         SI Management L.P.                         $1.00                   1%

ADDRESS:      c/o Integrated Resources, Inc.
              666 Third Avenue
              New York, New York 10017


INITIAL LIMITED PARTNER:

NAME:         SI Investing Co.                          $99.00                  99%

ADDRESS:      c/o Integrated Resources, Inc.
              666 Third Avenue
              New York, New York 10017


LIMITED PARTNERS:

NAME:

ADDRESS:


NAME:

ADDRESS: